Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Biomedical Reports First Quarter 2009 Financial Results

SAN DIEGO, CA — May 14, 2009 — Inovio Biomedical Corporation (NYSE AMEX: INO) (“Inovio”) today reported financial results for the quarter ended March 31, 2009.

Total revenue for the quarter ended March 31, 2009, was $369,000, compared with $653,000 for the same period in 2008. Total operating expenses for the quarter ended March 31, 2009, were $3.9 million, compared with $4.0 million for the same period in 2008. The net loss attributable to common stockholders for the quarter ended March 31, 2009, was $3.5 million, or $0.08 per share, compared with a net loss attributable to common stockholders of $3.0 million, or $0.07 per share for the same period in 2008.

Revenue

Revenue from license fees and milestone payments for the quarter ended March 31, 2009 was $213,000, compared to $193,000 for the same period in 2008. The increase in revenue under license fees and milestone payments for the three month period ended March 31, 2009, as compared to the comparable period in 2008, was mainly due to revenue recognized from various smaller license agreements.

Revenue recorded under collaborative research and development arrangements for the quarter ended March 31, 2009 was $54,000, compared to $460,000 for the same period in 2008. The decrease in revenue was primarily due to a decrease in Merck collaborative research billings from $235,000 in the three months ended March 31, 2008, to $54,000 in the three months ended March 31, 2009, as well as no billings to Wyeth related to our collaborative agreement, as compared to $225,000 in Wyeth billings for the three months ended March 31, 2008. Revenues from collaborative research and development arrangements are expected to decline in 2009 as compared to 2008, as Wyeth continues to evaluate internal strategic options prior to initiating further development of electroporation-based infectious disease programs. Under our research and collaboration agreement with Merck, we have provided the majority of the required device development for use in their clinical trials and we believe that development activities for Merck will be limited until trial results are obtained.

Grant and miscellaneous revenue for the quarter ended March 31, 2009, was $102,000, compared to no grant and miscellaneous revenue for the same period in 2008. The increase in grant and miscellaneous revenue for the three months ended March 31, 2009, as compared to the comparable period in 2008, was due to revenue recognized from a Department of Defense (U.S. Army) grant we received on September 26, 2008. This grant has a total value of $933,000, will fund research and development of DNA-based vaccines delivered via our proprietary electroporation system and will run through May 2010. This project is focused on identifying DNA vaccine candidates with the potential to provide rapid, robust immunity to protect against biowarfare and bioterror attacks.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0451 • Email: investor.relations@inovio.com

Operating Expenses

Research and development expenses for the quarter ended March 31, 2009, was $964,000, compared to $1.6 million for the same period in 2008. The decrease in research and development expenses for the three months ended March 31, 2009, as compared to the comparable period in 2008, was primarily due to lower personnel costs due to lower employee headcount during the period as well as a decrease in clinical trial expenses as there were minimal costs incurred related to closing down the SECTA clinical programs.

General and administrative expenses, which include business development expenses, for the quarter ended March 31, 2009, was $3.0 million, compared to $2.4 million for the same period in 2008. The increase in general and administrative expenses for the three months ended March 31, 2009, as compared to the comparable period in 2008, was primarily due to extraordinary legal and related fees associated with the pending merger and other corporate matters. We expect these legal fees to decrease to a significant extent in quarters following the merger, should it be approved and consummated. These increases were offset by a decrease in outside consulting services related to partnering our SECTA therapy program and other corporate advisory services as well as lower personnel costs and employee stock-based compensation expense.

Net Loss Attributable to Common Stockholders

The $443,000 increase in net loss attributable to common stockholders for the year ended March 31, 2009, as compared to the same period in 2008, resulted primarily from a decrease in collaborative research and development revenue recognized from our agreements with Merck and Wyeth, an increase in general and administrative expenses and a decrease in interest income; offset by decrease in research and development expenses and increase in grant and miscellaneous revenue recognized from the Department of Defense (U.S. Army).

Capital Resources

We ended the first quarter 2009 with cash and cash equivalents of $11.7 million and a negative working capital of $2.6 million, as compared to $14.1 million in cash and cash equivalents and $554,000 in working capital as of December 31, 2008.

The decrease in working capital during the three months ended March 31, 2009, was due to expenditures related to our research and development activities, as well as various general and administrative expenses related to legal, consultants, accounting and audit, and corporate development.

Additionally, working capital was negatively impacted by the reclassification of our auction rate securities (ARS) and related ARS Rights to long-term assets, while our line of credit of $12.1 million, which we anticipate will be paid in full upon the redemption of our ARS by UBS as soon as June 2010, is classified as a current liability. If the line of credit was classified as a long-term liability to offset the long-term ARS and ARS Rights, working capital as of March 31, 2009, would be $9.4 million.  Management believes that Inovio’s cash and cash equivalents at March 31, 2009, are sufficient to meet its planned working capital needs through March 31, 2010. To continue our product development we plan to raise additional working capital through equity or debt financings.

In December 2008, Inovio, via our wholly-owned subsidiary Genetronics, Inc., which holds the ARS, accepted an offer of ARS Rights from our investment advisor, UBS. The ARS Rights permit us to require UBS to purchase our ARS at par value at any time during the period of June 30, 2010, through July 2, 2012.

In conjunction with the acceptance of the ARS Rights, we also amended our existing loan agreement with UBS Bank USA, increasing the existing credit line up to $12.1 million, with the ARS pledged as collateral. The loan will be treated as a “no net cost loan,” as it will bear interest at a rate equal to the average rate of interest paid to Genetronics on the pledged ARS, and the net interest cost to Genetronics will be zero. We fully drew down on the line of credit in December 2008.

Corporate Update

Inovio continued research and development relating to its proprietary electroporation DNA delivery technology and experimental DNA vaccines. Partners and collaborators also advanced preclinical research and clinical studies of DNA vaccines against cancers and infectious diseases delivered using Inovio’s electroporation technology. No new developments regarding these programs were announced during the quarter.

On May 1, 2009, Inovio announced that the U.S. Securities and Exchange Commission (SEC) had declared effective Inovio’s registration statement on Form S-4 related to Inovio’s pending merger transaction with VGX Pharmaceuticals Inc., a Blue Bell, Pennsylvania-based company focused on the discovery and development of DNA vaccines. Inovio and VGX have mailed the joint proxy statement/prospectus included in the registration statement to their respective shareholders, including a notice of each company’s respective special meeting of stockholders to be held on May 29, 2009.

Investors and the public are encouraged to read the relevant pending registration/proxy solicitation-related documents filed with the SEC with respect to the pending merger with VGX because they contain important information about the companies, the merger, the securities to be issued and the expectations for the combined company. The pending joint registration statement/proxy statement on Form S-4 and other merger-related documents, including the amended and restated merger agreement and subsequent amendment, are available, without charge, from the SEC’s web site (www.sec.gov) or can be obtained, free of charge, by requesting such documents from Inovio.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery - electroporation - which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Tripep, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

* * *

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Inovio is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding our pending merger transaction, financial condition and results of operations.  These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Inovio’s Annual Report on Form 10-K for the year ended

December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the need for additional financing; costly acquisitions, including our proposed acquisition of VGX Pharmaceuticals, Inc.; our history of losses; our reliance on a small number of licensing partners; our ability to maintain existing corporate and academic arrangements; NYSE Amex may delist our securities; the market for our stock is volatile; outcome of pre-clinical research and clinical trials; lack of regulatory approvals; ability to develop commercially successful products; safety and efficacy of products; compliance with regulatory requirements; stockholder litigation; enforceability of proprietary rights; infringement of proprietary rights of others; potential product liability claims; and loss of key personnel.

The information contained in this press release is a statement of Inovio’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Inovio’s assumptions. Inovio may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Inovio undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Inovio does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

INOVIO BIOMEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$11,727,238	$14,115,281
Accounts receivable	243,215	671,187
Prepaid expenses and other current assets	454,364	477,285

Total current assets	12,424,817	15,263,753

Long-term investments	9,534,582	9,169,471
Auction rate security rights	3,916,383	4,281,494
Fixed assets, net	308,872	353,807
Intangible assets, net	5,731,354	5,850,540
Goodwill	3,900,713	3,900,713
Other assets	167,250	167,250

Total assets	$35,983,971	$38,987,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,972,542	$1,367,300
Accrued clinical trial expenses	293,861	399,919
Line of credit	12,072,407	12,109,423
Common stock warrants	160,629	224,582
Deferred revenue	492,586	523,544
Deferred rent	81,938	84,814

Total current liabilities	15,073,963	14,709,582

Deferred revenue, net of current portion	4,220,111	4,269,151
Deferred rent, net of current portion	—	14,898
Deferred tax liabilities	871,500	887,250

Total liabilities	20,165,574	19,880,881

Stockholders’ equity:
Preferred stock	—	—
Common stock	44,060	44,022
Additional paid-in capital	172,029,595	171,868,914
Accumulated deficit	(156,277,443)	(152,812,948)
Accumulated other comprehensive income	22,185	6,159

Total stockholders’ equity	15,818,397	19,106,147
Total liabilities and stockholders’ equity	$35,983,971	$38,987,028

INOVIO BIOMEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
Revenue:
License fee and milestone payments	$213,098	$192,829
Revenue under collaborative research and development arrangements	54,458	460,185
Grant and miscellaneous revenue	101,894	—

Total revenue	369,450	653,014

Operating expenses:
Research and development	963,733	1,597,388
General and administrative	2,966,142	2,401,505

Total operating expenses	3,929,875	3,998,893

Loss from operations	(3,560,425)	(3,345,879)

Interest income, net	33,648	298,749
Other income, net	62,282	25,421

Net loss attributable to common stockholders	$(3,464,495)	$(3,021,709)

Amounts per common share – basic and diluted:

Net loss per share attributable to common stockholders	$(0.08)	$(0.07)

Weighted average number of common shares outstanding – basic and diluted	44,035,480	43,837,739